Exhibit 99.1

111 North Wall Street
Spokane, WA 99201-0696
Sterling Financial Corporation of Spokane, Washington,
Declares Regular Quarterly Cash Dividend of $0.10 per Share
SPOKANE, Wash. — July 22, 2008 — Sterling Financial Corporation (NASDAQ:STSA) announced today that its board of directors unanimously declared a regular quarterly cash dividend of $0.10 per share of common stock. The dividend is expected to be paid on October 10, 2008, to shareholders of record as of September 30, 2008. All communications regarding the cash dividend will be forwarded to shareholders through American Stock Transfer & Trust Company, Sterling’s transfer agent.
“Today’s approved dividend payment demonstrates our board’s confidence in Sterling’s ability to maintain its strong capital and liquidity positions,” commented Harold B. Gilkey, chairman and chief executive officer.
Based on the closing price of Sterling Financial Corporation’s common stock on Monday, July 21, 2008, of $5.10 per share, the forthcoming dividend would represent an annual yield of approximately 7.84 percent.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of June 30, 2008, Sterling Financial Corporation had assets of $12.70 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.
Forward-Looking Statements
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,’’ “anticipates,’’ “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

STSA Declares Regular Quarterly Dividend of $0.10 Per Share
July 22, 2008

Investor Contact:
Sterling Financial Corporation
Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711
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